Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES FIRST QUARTER 2022

FINANCIAL RESULTS

Building Supply Segment Sales Increased 22.7% to a record $10.2 Million

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales for the first quarter of 2022 were $17.7 million, down 23.7%, compared to $23.2 million for the first quarter of 2021.
o	Building Supply segment sales increased by $1.9 million, or 22.7%, to the highest quarter on record of $10.2 million, compared to $8.3 million for the three months ended March 31, 2021.
o	Disposable Protective Apparel sales decreased by $7.4 million, or 49.9%, to $7.4 million, compared to $14.8 million for the same period of 2021.
●	Net income for the first quarter of 2022 was $1.5 million, or $0.12 per diluted share, compared to $3.7 million, or $0.27 per diluted share, for the first quarter of 2021.
●	Cash of $14.2 million and working capital of $51.2 million with no debt as of March 31, 2022.

Nogales, Arizona – May 10, 2022 – Alpha Pro Tech, Ltd. (NYSE American: APT) (the “Company”), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three month period ended March 31, 2022.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “Building Supply segment sales were a quarterly record in the first quarter of 2022, with continued growth due to strong demand for both our synthetic roof underlayment and housewrap products. The continued growth in sales of synthetic roof underlayment, which increased by 13.9% during the first quarter, is primarily due to the growth of market share coupled with our investments in additional manufacturing equipment which allowed us to increase production capacity to service the market demand during the first quarter of 2022. Sales of our line of housewrap products and accessory items, which increased by 18.4% in the first quarter of 2022, continue to see increased demand due to new home construction and growth in our market share. Other woven material sales increased over 100% in the first quarter of 2022 compared to the same period of 2021 due to increased sales to our major customer and we expect continued sales growth in this product line. We have committed to increasing production capacity in our Building Supply segment by investing approximately $4.0 million in new equipment, a part of which became operational in the latter part of the third quarter of 2021. As a result of delays in the supply chain, the last piece of equipment, which will have the largest impact on our production capacity, is now expected in the latter part of the second quarter of 2022 and is expected to be operational in the third quarter of 2022.”

“Our first quarter Disposable Protective Apparel segment sales continued to see unfavorable comparisons from the prior year quarter due to the significant customer demand associated with the COVID-19 pandemic in 2021. Both face mask and face shield sales in the first quarter of 2022, which were aided by the Omicron variant of COVID-19, were significantly higher than all quarterly sales since the first quarter of 2021, but still down by over 59% and 52% respectively, on a comparative basis. Due to COVID-19 variants and other challenges related to efforts to reduce the duration, scope and severity of the pandemic, sales of face masks and face shields are expected to remain slightly higher than pre-pandemic levels in the short term, but it is uncertain how long this will continue.”

“Our disposable protective garment sales in the first quarter of 2021 were a record for the Company and sales in the first quarter of 2022, as with sales in the second half of 2021, were negatively affected as inventory levels in the supply chain were higher than historical levels. New orders have recently improved, indicating that inventory levels have likely normalized. Although sales were down in the first quarter, and more in line with pre-pandemic levels, our major international channel partner’s sales to its end users for the same period were significantly higher than pre-pandemic levels. We are working closely with all of our channel partners to uncover new end-customer sales opportunities,” concluded Hoffman.

Net sales

Consolidated sales for the three months ended March 31, 2022 decreased to $17.7 million from $23.2 million for the three months ended March 31, 2021, representing a decrease of $5.5 million, or 23.7%. This decrease consisted of decreased sales in the Disposable Protective Apparel segment of $7.4 million, partially offset by increased sales in the Building Supply segment of $1.9 million.

Building Supply Segment

Building Supply segment sales for the three months ended March 31, 2022 increased by $1.9 million, or 22.7%, to the highest quarter on record of $10.2 million, compared to $8.3 million for the three months ended March 31, 2021. The Building Supply segment increase during the three months ended March 31, 2022 was primarily due to a 13.9% increase in sales of synthetic roof underlayment, an 18.4% increase in sales of housewrap and a 116.2% increase in sales of other woven material compared to the same period of 2021.

The sales mix of the Building Supply segment for the three months ended March 31, 2022 was approximately 48% for synthetic roof underlayment, 40% for housewrap and 12% for other woven material. This compared to approximately 52% for synthetic roof underlayment, 41% for housewrap and 7% for other woven material for the three months ended March 31, 2021.

Management is encouraged by the current demand for its Building Supply products and anticipates continued growth in 2022. The Company has continued to enjoy increased sales and being vertically integrated, having control of their manufacturing, unlike most competitors, aides in minimizing the effects of worldwide supply chain issues. This enables the Company to answer customer needs in a timelier manner than the majority of the competing products in their market space. Both the synthetic roof underlayment and housewrap family of products are expected to continue to grow, although the Company has recently seen some retraction in new home starts and re-roofing expenditures.

Disposable Protective Apparel Segment

Sales for the Disposable Protective Apparel segment for the three months ended March 31, 2022 decreased by $7.4 million, or 49.9%, to $7.4 million, compared to $14.8 million for the same period of 2021. This segment decrease was due to a 59.4% decrease in sales of face masks, a 52.2% decrease in face shields and a 41.2% decrease in sales of disposable protective garments, all primarily due to reduced customer demand in the first quarter of 2022 compared to demand in the first quarter of 2021 associated with the COVID-19 pandemic.

The sales mix of the Disposable Protective Apparel segment for the three months ended March 31, 2022 was approximately 53% for disposable protective garments, 31% for face masks and 16% for face shields. This sales mix is compared to approximately 45% for disposable protective garments, 38% for face masks and 17% for face shields for the three months ended March 31, 2021.

Sales for the disposable protective garments decreased in the first quarter of 2022, primarily due to record sales in the first and second quarters of 2021 resulting from strong orders received from the Company’s major international channel partner in 2020 in response to COVID-19.

Gross profit

Gross profit for the three months ended March 31, 2022 decreased by $2.7 million, or 29.8%, to $6.4 million from $9.2 million for the same period of 2021. The gross profit margin was 36.5% for the three months ended March 31, 2022, compared to 39.6% for the three months ended March 31, 2021.

Management believes that gross profit margin likely will continue to be negatively affected by significant increases in ocean freight and other transportation costs. Additionally, our portfolio of products has been affected by much higher than normal raw material costs and increased labor costs. In the current environment, cost increases may rise more rapidly than our sales prices, which could continue to decrease gross profit.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased by $272,000, or 5.9%, to $4.3 million for the three months ended March 31, 2022, from $4.6 million for the three months ended March 31, 2021. As a percentage of net sales, selling, general and administrative expenses increased to 24.4% for the three months ended March 31, 2022, up from 19.8% for the same period of 2021, primarily as a result of lower net sales.

The decrease in selling, general and administrative expenses was primarily the result of reduced employee compensation, marketing and commission expenses in the Disposable Protective Apparel segment and a reduction in corporate unallocated expenses, partially offset by an increase in employee compensation, marketing and travel expenses in the Building Supply segment.

Income from Operations

Income from operations decreased by $2.5 million, or 56.3%, to $1.9 million for the three months ended March 31, 2022, compared to $4.4 million for the three months ended March 31, 2021. The decreased income from operations was primarily due to a decrease in gross profit of $2.7 million and an increase in depreciation and amortization expense of $14,000, partially offset by a decrease in selling, general and administrative expenses of $272,000. Income from operations as a percentage of net sales for the three months ended March 31, 2022 was 10.9%, compared to 19.0% for the same period of 2021.

Net Income

Net income for the three months ended March 31, 2022 was $1.5 million, compared to net income of $3.7 million for the same period of 2021, representing a decrease of $2.2 million, or 59.1%. The decrease in net income was largely associated with the surge in product demand in 2021 due to the COVID-19 pandemic. The net income decrease comparing the 2022 and 2021 periods was due to a decrease in income before provision for income taxes of $2.8 million, partially offset by a decrease in provision for income taxes of $555,000. Net income as a percentage of net sales for the three months ended March 31, 2022 was 8.6%, and net income as a percentage of net sales for the same period of 2021 was 16.1%. Basic earnings per common share for the three months ended March 31, 2022 and 2021 were $0.12 and $0.28, respectively. Diluted earnings per common share for the three months ended March 31, 2022 and 2021 were $0.12 and $0.27, respectively.

Balance Sheet

As of March 31, 2022, the Company had cash of $14.2 million, compared to $16.3 million as of December 31, 2021. The decrease in cash from December 31, 2021 was due to cash used in operating activities of $ 1,179,000, cash used in investing activities of $133,000 and cash used in financing activities of $756,000. Working capital totaled $51.2 million and the Company’s current ratio (current assets/current liabilities) was 27:1 as of March 31, 2022, compared to a current ratio of 20:1 as of December 31, 2021.

Inventory decreased by $1.1 million, or 4.3%, to $23.9 million as of March 31, 2022, from $25.0 million as of December 31, 2021. The decrease was due to a decrease in inventory for the Disposable Protective Apparel segment of $1.5 million, or 9.3%, to $14.7 million, offset by an increase in inventory for the Building Supply segment of $421,000 or 4.8%, to $9.2 million.

Colleen McDonald, Chief Financial Officer, commented, “During the three months ended March 31, 2022, we repurchased 170,000 shares of common stock at a cost of $756,000. As of March 31, 2022, we had repurchased a total of 18,719,917 shares of common stock at a cost of approximately $43.2 million through our repurchase program. We retire all stock upon repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities. As of March 31, 2022, we had $1,322,000 available for additional stock purchases under our stock repurchase program”

The Company currently has no outstanding debt and believes that the current cash balance will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. Specifically, these factors include, but are not limited to, changes in global economic conditions; the effects of the COVID-19 pandemic on our business and operations, the business and operations of those within our supply chain and global economic conditions generally; changes in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; our partnership with a joint venture partner; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; security breaches or disruptions to the information technology infrastructure; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2022	2021 (1)
Assets
Current assets:
Cash and cash equivalents	$14,239,000	$16,307,000
Accounts receivable, net of allowance for doubtful accounts of $71,000 as of March 31, 2022 and $64,000 as of December 31, 2021	7,211,000	3,397,000
Accounts receivable, related party	1,597,000	1,383,000
Inventories	23,883,000	24,969,000
Prepaid expenses	6,207,000	6,943,000
Total current assets	53,137,000	52,999,000

Property and equipment, net	5,985,000	6,064,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	3,000	3,000
Right-of-use assets	2,420,000	2,648,000
Equity investment in unconsolidated affiliate	6,169,000	6,120,000
Total assets	$67,769,000	$67,889,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$522,000	$528,000
Accrued liabilities	542,000	1,250,000
Lease liabilities	887,000	883,000
Total current liabilities	1,951,000	2,661,000

Lease liabilities, net of current portion	1,586,000	1,817,000
Deferred income tax liabilities, net	791,000	791,000
Total liabilities	4,328,000	5,269,000
Commitments and contingincies
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 12,945,341 and 13,115,341 shares outstanding as of March 31, 2022 and December 31, 2021, respectively	130,000	132,000
Additional paid-in capital	-	-
Retained earnings	63,311,000	62,488,000
Total shareholders' equity	63,441,000	62,620,000
Total liabilities and shareholders' equity	$67,769,000	$67,889,000

1)	The condensed consolidated balance sheet as of December 31, 2021 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended
	March 30,
	2022	2021

Net sales	$17,661,000	$23,161,000

Cost of goods sold, excluding depreciation and amortization	11,219,000	13,982,000
Gross profit	6,442,000	9,179,000

Operating expenses:
Selling, general and administrative	4,306,000	4,578,000
Depreciation and amortization	212,000	198,000
Total operating expenses	4,518,000	4,776,000

Income from operations	1,924,000	4,403,000

Other income:
Equity in income of unconsolidated affiliate	49,000	322,000
Interest income, net	1,000	1,000
Total other income	50,000	323,000

Income before provision for income taxes	1,974,000	4,726,000

Provision for income taxes	452,000	1,007,000

Net income	$1,522,000	$3,719,000

Basic earnings per common share	$0.12	$0.28

Diluted earnings per common share	$0.12	$0.27

Basic weighted average common shares outstanding	13,058,871	13,342,398

Diluted weighted average common shares outstanding	13,159,490	13,717,404